SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

  February 13, 2007

Date of Report (Date of earliest event reported)

                          Hotel Outsource Management International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600

Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 8.01 Other Events

On February 13, 2007, Hotel Outsource Management International, Inc. (“HOMI”), together with several HOMI subsidiaries (collectively, the “HOMI Companies”), entered into a series of agreements with Bartech Systems International, Inc. (“BSI”) and a subsidiary of BSI (collectively, “BSI Companies”), pursuant to which the HOMI Companies and the BSI Companies settled and resolved all outstanding disputes between them.

In addition to mutual waivers and releases, the key elements of the settlement were as follows:

•
BSI sold to Hila International Corp. (one of the HOMI Companies) (“Hila”) all of BSI’s shares and rights in Hotel Outsource Services, Inc. (“HOS”), a HOMI Company that was previously owned jointly by BSI (30%) and Hila (70%). As a result, HOS is now an indirectly wholly owned subsidiary of HOMI, and the previously existing stockholders agreement in HOS has been terminated and voided, with no surviving provisions. The purchase price paid by Hila for all of BSI’s shares and rights in HOS was the nominal sum of $1.

•	Hila and BSI have given notice of the discontinuance, with prejudice, of the arbitration proceedings that were pending between them before the American Arbitration Association.

•
BSI has granted the HOMI Companies preferred customer terms on any future purchases that HOMI Companies may make from BSI Companies, for a minimum and revolving term. Aside from these preferred terms, all non-competition restrictions, exclusivity provisions and all prior agreements between HOMI Companies and BSI Companies have been terminated and voided, with no surviving provisions.

The purchase by Hila of the 30% of HOS that was previously held by BSI, as mentioned above, will result in a Profit of approximately $450,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 14, 2007	Hotel Outsource Management International, Inc.

By	/s/ Jacob Ronnel
Name:	Jacob Ronnel
Title:	President and Chief Executive Office